Exhibit 4.5

CONFORMED COPY

AMENDMENT NO. 3 TO
LOAN AND SECURITY AGREEMENT

AMENDMENT NO. 3 TO LOAN AND SECURITY AGREEMENT (“Amendment No. 3”), dated November 21, 2004, by and among J. Crew Operating Corp., a Delaware corporation (“Operating”), J. Crew Inc., a New Jersey corporation (“J. Crew”), Grace Holmes, Inc., a Delaware corporation doing business as J. Crew Retail (“Retail”), H.F.D. No. 55, Inc., a Delaware corporation doing business as J. Crew Factory (“Factory”, and together with Operating, J. Crew and Retail, each individually a “Borrower” and collectively, “Borrowers”), J. Crew Group, Inc., a New York corporation (“Parent”), J. Crew International, Inc., a Delaware corporation (“JCI”), and J. Crew Intermediate LLC, a Delaware limited liability company (“Intermediate”, and together with Parent and JCI, each individually a “Guarantor” and collectively, “Guarantors”), the parties from time to time to the Loan Agreement (as hereinafter defined) as lenders (each individually, a “Lender” and collectively, “Lenders”) and Congress Financial Corporation, a Delaware corporation, in its capacity as administrative and collateral agent for Lenders pursuant to the Loan Agreement (in such capacity, “Agent”).

W I T N E S S E T H :

WHEREAS, Agent, Lenders, Borrowers and Guarantors have entered into financing arrangements pursuant to which Agent and Lenders have made and may make loans and advances and provide other financial accommodations to Borrowers as set forth in the Loan and Security Agreement, dated December 23, 2002, by and among Agent, Lenders, Wachovia Bank, National Association, in its capacity as arranger pursuant to the Loan Agreement, Borrowers and Guarantors, as amended by Amendment No. 1 to Loan and Security Agreement, dated February 7, 2003 and Amendment No. 2 to Loan and Security Agreement, dated April 4, 2003 (as the same now exists and may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”) and the agreements, documents and instruments at any time executed and/or delivered in connection therewith or related thereto (collectively, together with the Loan Agreement, the “Financing Agreements”);

WHEREAS, Operating proposes to incur $275,000,000 of indebtedness under the Black Canyon Documents (as defined below) the proceeds of which will be used by Operating to (i) redeem in full all of the indebtedness of Operating arising under the 10 3/8% Senior Subordinated Notes due 2007 issued by Operating and (ii) to make an intercompany loan to Intermediate, the proceeds of which will be used by Intermediate to redeem a portion of the existing 16.0% Senior Discount Contingent Principal Notes due 2008 issued by Intermediate;

WHEREAS, upon the occurrence of certain events, the loans made under the Black Canyon Credit Agreement will be exchanged into new notes to be issued under the Black Canyon Indenture (as defined below);

WHEREAS, the indebtedness of Operating arising under the Black Canyon Documents will be guaranteed by Factory, JCI, J. Crew and Retail and secured by certain assets of

Operating, Factory, JCI, J. Crew and Retail which security interests and liens shall be junior and subordinate to the security interests and liens of Agent therein;

WHEREAS, after giving effect to the redemption of a portion of the existing 16.0% Senior Discount Contingent Principal Notes due 2008 issued by Intermediate, the remaining balance will be secured by certain assets of Operating, Factory, JCI, J. Crew and Retail on an equal and ratable basis with the indebtedness of Operating arising under the Black Canyon Documents, which security interests and liens shall be junior and subordinate to the security interests and liens of Agent in such assets;

WHEREAS, Borrowers and Guarantors have requested that Agent and Lenders consent to (a) the incurring of the indebtedness under the Black Canyon Documents, (b) guarantees by Intermediate, Factory, JCI, J. Crew and Retail of such indebtedness of Operating, (c) the grant of the subordinate security interests by Operating, Intermediate, Factory, JCI, J. Crew and Retail to U.S. Bank National Association, as collateral agent on behalf of the lenders or holders under the Black Canyon Documents and the holders of the 16.0% Senior Discount Contingent Principal Notes due 2008 issued by Intermediate, in the Collateral to secure the indebtedness evidenced thereby and the guarantees thereof on an equal and ratable basis, (e) the redemption by Operating of the 10 3/8% Senior Subordinated Notes due 2007 with the proceeds of the loans under the Black Canyon Credit Agreement, (f) the intercompany loan by Operating to Intermediate with a portion of the proceeds of the loans under the Black Canyon Credit Agreement, (f) the redemption by Intermediate of a portion of the 16.0% Senior Discount Contingent Principal Notes with the proceeds of the intercompany loan by Operating to Intermediate, and (g) certain related amendments to the Loan Agreement; and

WHEREAS, Agent and Required Lenders are willing to provide such consents and to make such amendments to the extent and subject to terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual conditions and agreements and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.               Definitions.

1.1           Additional Definitions.  As used herein, the following terms shall have the respective meanings given to them below and the Loan Agreement shall be deemed and is hereby amended to include, in addition and not in limitation of, each of the following definitions:

(a)   “Amendment No. 3” shall mean this Amendment No. 3 to Loan and Security Agreement by and among Agent, Lenders, Borrowers and Guarantors, as the same now exists and may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced.

(b)   “Black Canyon Credit Agreement” shall mean the Credit Agreement, dated the Effective Date, between Operating, as borrower, the Black Canyon Guarantors, the lenders named therein and U.S. Bank National Association, as administrative agent, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(c)   “Black Canyon Documents” shall mean, collectively the following (as the same may now or hereafter exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced):  (i) the Black Canyon Credit Agreement (including any loan notes and loan guarantees issued thereunder), (ii) the Black Canyon Indenture (including any notes and guarantees issued thereunder), (iii) the Black Canyon Security Agreement, (iv) the Black Canyon Intercreditor Agreement, and (v) all other agreements, documents and instruments now or at any time hereafter executed and/or delivered by Operating or any other person in connection therewith.

(d)   “Black Canyon Guarantors” shall mean, collectively, Factory, JCI, J. Crew, Retail and any Subsidiary of Operating or its Subsidiaries formed after the Effective Date, or Intermediate on or after the date of the execution and delivery of the Black Canyon Indenture, that guarantees the Indebtedness under the Black Canyon Credit Agreement or the Black Canyon Indenture, to the extent required to do so under the terms thereof, pursuant to the form of loan guarantee attached as Exhibit B to the Black Canyon Credit Agreement (or the equivalent form attached to the Black Canyon Indenture), and their respective successors and assigns, sometimes being referred to individually as a “Black Canyon Guarantor”.

(e)   “Black Canyon Indenture” shall mean the Indenture to be entered into among Operating, as issuer, the Black Canyon Guarantors and Noteholder Collateral Agent in its capacity as trustee thereunder, upon the occurrence of certain events as set forth in the Black Canyon Credit Agreement, in the form included as an exhibit to the Black Canyon Credit Agreement as of the Effective Date (except as such form may be amended or modified to the extent permitted hereunder).

(f)    “Black Canyon Intercreditor Agreement” shall mean the Intercreditor Agreement, dated the Effective Date, by and among Agent, Noteholder Collateral Agent, Operating, and the Black Canyon Guarantors, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(g)   “Black Canyon Security Agreement” shall mean the Security Agreement, dated the Effective Date, by Operating and the Black Canyon Guarantors in favor of Noteholder Collateral Agent, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(h)   “Closing Date” shall mean the date of the initial funding of the loans under the Black Canyon Credit Agreement.

(i)    “Effective Date” shall mean the date of the execution of the Black Canyon Credit Agreement.

(j)    “Noteholder Collateral Agent” shall mean U.S. Bank, National Association, and any successor or replacement agent or any sub-agent under the Black Canyon Documents.

(k)   “16% Senior Discount Note Indenture” shall mean the Indenture, dated May 6, 2003, between Intermediate, as issuer and 16% Senior Discount Note Trustee, with respect to the 16% Senior Discount Notes, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(l)    “16% Senior Discount Notes” shall mean, collectively, the 16.0% Senior Discount Contingent Principal Notes due 2008 issued by Intermediate under the 16% Senior Discount Note Indenture, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(m)  “16% Senior Discount Note Trustee” shall mean U.S. Bank, National Association, and its successors and assigns, and any replacement trustee permitted pursuant to the terms and conditions of the 16% Senior Discount Note Indenture.

(n)   “10 3/8% Subordinated Notes” shall mean, collectively, the 10 3/8% Senior Subordinated Notes due 2007 issued by Operating under the 10 3/8% Subordinated Note Indenture, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(o)   “10 3/8% Subordinated Note Indenture” shall mean the Indenture, dated as of October 17, 1997, by and among Operating, as issuer, Borrowers, and certain Affiliates of Borrowers, as guarantors, and State Street Bank and Trust Company, as trustee, with respect to the 10 3/8% Subordinated Notes, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated, or replaced.

1.2           Amendment to Definitions.  All references to the term “Financing Agreements” in the Loan Agreement and the other Financing Agreements shall be deemed and each such reference is hereby amended to include, in addition and not in limitation, this Amendment No. 3, and all other agreements documents and instruments at any time executed and/or delivered by any Obligor or any other person in connection with this Amendment No. 3.

1.3           Interpretation. For purposes of this Amendment No. 3, all terms used herein, including those terms used or defined in the recitals hereto, shall have the respective meanings assigned thereto in the Loan Agreement.

Section 2.               Consent.  Notwithstanding anything to the contrary set forth in the Loan Agreement or any of the other Financing Agreements and subject to the terms and conditions contained herein, Agent and Required Lenders hereby consent to:

2.1           the Indebtedness of Operating evidenced by and arising under the Black Canyon Documents;

2.2           the contingent Indebtedness of the Black Canyon Guarantors arising under the Black Canyon Documents;

2.3           the security interests in and liens upon the Collateral of Operating and the Black Canyon Guarantors granted to the Noteholder Collateral Agent pursuant to the Black Canyon Security Agreement to secure the Indebtedness evidenced by and arising under the Black Canyon Documents and the remaining portion of the 16% Senior Discount Notes on an equal and ratable basis;

2.4           the redemption by Operating on or about the Closing Date of all of the Indebtedness of Operating arising under the 10 3/8% Senior Subordinated Notes with the proceeds of the loans under the Black Canyon Credit Agreement;

2.5           an intercompany loan by Operating to Intermediate on or about the Closing Date in the amount not exceeding $125,000,000 with a portion of the proceeds of the loans under the Black Canyon Credit Agreement all of which amount shall be used contemporaneously by Intermediate solely to redeem a portion of the Indebtedness arising under the 16% Senior Discount Notes; and

2.6           the redemption by Intermediate on or about the Closing Date of a portion of the 16% Senior Discount Notes with all of the proceeds of the intercompany loan by Operating to Intermediate with the proceeds of the loans under the Black Canyon Credit Agreement.

Section 3.               Encumbrances.  Section 9.8 of the Loan Agreement is hereby amended by adding the following new subsection (n) at the end thereof:

“(n) the security interests and liens of the Noteholder Collateral Agent in the Collateral pursuant to the Black Canyon Security Agreement to secure (i) the Indebtedness of Operating and the Black Canyon Guarantors under the Black Canyon Documents to the extent such Indebtedness is permitted under Section 9.9(r) hereof and (ii) the Indebtedness of Intermediate  evidenced by the remaining portion of the 16% Senior Discount Notes on an equal and ratable basis to the extent such Indebtedness is permitted under Section 9.9(q) hereof, which security interests and liens of the Noteholder Collateral Agent are and shall at all times be junior and subordinate to the security interests and liens of Agent pursuant to the Black Canyon Intercreditor Agreement.”

Section 4.               Indebtedness.

4.1           Section 9.9(j)(i) of the Loan Agreement is hereby amended by deleting the reference to the figure “$142,000,000” contained therein and substituting the following therefor: “$25,000,000”.

4.2           As of the Closing Date, Section 9.9(k) of the Loan Agreement will be automatically and without further action by the parties hereto deleted in its entirety and the following substituted therefor:  “intentionally omitted”.

4.3           Section 9.9(o) of the Loan Agreement is hereby amended by deleting all of the words prior to the words “provided, that” at the beginning of such Section and substituting the following therefor:

“(o)  Indebtedness of Parent, Operating or Intermediate, as the case may be, arising after the date hereof issued in exchange for, or the proceeds of which are used to extend, refinance, replace or substitute for Indebtedness permitted under Sections 9.9(j), 9.9(q) or 9.9(r) hereof (the “Refinancing Indebtedness”);”

4.4           As of the Closing Date, Section 9.9(q)(i) of the Loan Agreement will be automatically and without further action by the parties hereto amended to delete the reference to the figure “154,500,000” contained therein and substitute the following therefor:  “$75,000,000”.

4.5           Section 9.9 of the Loan Agreement is hereby amended by adding a new Section 9.9(r) at the end thereof as follows:

“(r)  Indebtedness of Operating arising on the Closing Date under the Black Canyon Credit Agreement (or under the Black Canyon Indenture upon its execution and delivery after the Closing Date), provided, that:

(i)  the aggregate amount of such Indebtedness shall not exceed $275,000,000, less the aggregate amount of all repayments or redemptions, whether optional or mandatory, in respect thereof, plus interest thereon at the rate provided for in the Black Canyon Credit Agreement (or provided for in the Black Canyon Indenture upon its execution and delivery after the Closing Date),

(ii)  the Credit Facility is and shall at all times continue to be the “Congress Credit Facility” as such term is defined in the Black Canyon Documents  and the Obligations are and shall at all times constitute “Senior Debt” and “Designated Senior Debt” as each of such terms is defined in the Black Canyon Documents and is and shall be entitled to all of the rights and benefits thereof, if any, under the Black Canyon Documents,

(iii) Borrowers and Guarantors shall not, directly or indirectly, make any payments in respect of such Indebtedness, except that they may make regularly scheduled payments of interest and fees, if any, in respect of such Indebtedness when due in accordance with the terms of the Black Canyon Credit Agreement (or in accordance with the terms of the Black Canyon Indenture upon its execution and delivery after the Closing Date), and any reasonable and customary fees required to be paid to lenders or holders of the Indebtedness of Operating under the Black Canyon Documents,

(iv)  Borrowers and Guarantors shall not, directly or indirectly, amend, modify, alter or change, in each case, in any material respect any terms of such Indebtedness or any of the Black Canyon Documents or any related agreements, documents and instruments, except that Borrowers and Guarantors may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness other than pursuant to payments thereof, or to reduce the interest rate or any fees in connection therewith, or to eliminate any covenants contained therein, or make any such covenants less restrictive or otherwise more favorable to any Borrower or Guarantor or to execute and deliver a loan guarantee in the form attached as Exhibit B to the Black Canyon Credit Agreement (or the equivalent form attached to the Black Canyon Indenture), and

(v)  Borrowers and Guarantors shall not, directly or indirectly, redeem, retire, defease, purchase or otherwise acquire all or any part of such Indebtedness other than at maturity (as set forth in the Black Canyon Credit Agreement or the Black Canyon Indenture upon its execution and delivery after the Closing Date), or set aside or otherwise deposit or invest any sums for such purpose, except that

(A)  Borrowers or Guarantors may redeem, retire, defease, purchase or otherwise acquire all or any part of such Indebtedness with Refinancing Indebtedness with respect thereto to the extent permitted under Section 9.9(o) hereof,

(B)  Borrowers or Guarantors may redeem, retire, defease, purchase or otherwise acquire all or any portion of such Indebtedness with the net proceeds of the issuance and sale of Capital Stock of Parent or Operating permitted hereunder received by such Borrower or Guarantor in cash or other immediately available funds; provided, that, as of the date of any such redemption or purchase or any payment in respect thereof and after giving effect thereto, (1) Borrowers and Guarantors shall have complied with all of the requirements of Sections 9.7(b)(iii)(A), (B), (C) and (E) with respect to such issuance and sale of Capital Stock and in addition to such requirements, the notice provided to Agent pursuant thereto shall specify that the proceeds are to be used for the redemption, retirement, defeasance, purchase or acquisition of all or any part all of such Indebtedness (and shall specify which of the foregoing is intended), the maximum amount that Borrowers and Guarantors will pay in respect thereof and the range of the principal amount of such Indebtedness that Borrowers and Guarantors anticipate will be so redeemed, retired, defeased, purchased or otherwise acquired, (2) the redemption, retirement, defeasance, repurchase or acquisition of all or any part of such Indebtedness shall be substantially contemporaneous with the issuance and sale of the Capital Stock of Parent or Operating subject to such notice provided to Agent, (3) as of the date of any such payment and after giving effect thereto, there shall be Excess Availability, and (4)  as of the date of any such payment and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, and

(C)  Borrowers or Guarantors may redeem or repurchase such Indebtedness in cash or other immediately available funds (other than with proceeds of the issuance and sale of Capital Stock of Parent or Operating as provided in clause (B) above); provided, that, (1) Borrower Agent shall have provided to Agent not less than ten (10) Business Days’ notice of the intention of such Borrower or Guarantor to redeem or purchase such Indebtedness (specifying the amount to be paid by Borrowers or Guarantors and the principal amount of such Indebtedness that Borrowers and Guarantors anticipate will be so redeemed or repurchased), (2) for each of the immediately preceding thirty (30) consecutive days, Excess Availability shall have been not less than $20,000,000 and as of the date of any such payment and after giving effect thereto, Excess Availability shall be not less than $20,000,000 and (3) as of the date of such payment and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing.”

4.6           Section 9.9 of the Loan Agreement is hereby amended by adding a new Section 9.9(s) at the end thereof as follows:

“(s) contingent Indebtedness arising pursuant to the guarantees existing on the Effective Date by the Black Canyon Guarantors (or thereafter pursuant to any person that becomes a Black Canyon Guarantor after the Effective Date in accordance with the terms of the Black Canyon Documents) of the Indebtedness of Operating arising under the Black Canyon Documents to the extent such Indebtedness of Operating is permitted hereunder, set forth in the Black Canyon Credit Agreement, or on substantially the same terms, in the Black Canyon Indenture upon the execution and delivery thereof.”

Section 5.               Loans, Investments, Etc.  Section 9.10 of the Loan Agreement is hereby amended by adding a new Section 9.10(k) at the end thereof as follows:

“(k)  an intercompany loan by Operating to Intermediate on or about the Closing Date with a portion of the proceeds of the loans received by Operating under the Black Canyon Credit Agreement, the proceeds of which shall be used on or about the Closing Date by Intermediate solely to prepay a portion of the 16% Senior Discount Notes, provided, that, the Indebtedness arising pursuant to such loan shall not be evidenced by a promissory note or other instrument, unless the single original of such note or other instrument is promptly delivered to Agent upon its request to hold as part of the Collateral, with such endorsement and/or assignment by the payee of such note or other instrument as Agent may require.”

Section 6.               Representations, Warranties and Covenants.  In addition to the continuing representations, warranties and covenants heretofore or hereafter made by Borrowers and Guarantors to Agent and Lenders pursuant to the other Financing Agreements, each of Borrowers and Guarantors, jointly and severally, hereby represents, warrants and covenants with and to Agent and Lenders as follows (which representations, warranties and covenants are continuing and shall survive the execution and delivery hereof and shall be incorporated into and made a part of the Financing Agreements):

6.1           This Amendment No. 3 has been duly executed and delivered by all necessary action on the part of Borrowers and Guarantors and, if necessary, their respective stockholders, and is in full force and effect as of the Effective Date and the agreements and obligations of Borrowers and Guarantors contained herein constitute legal, valid and binding obligations of Borrowers and Guarantors enforceable against Borrowers and Guarantors in accordance with their respective terms.

6.2           No Default or Event of Default exists or has occurred and is continuing.

6.3           No action of, or filing with, or consent of any governmental authority, and no approval or consent of any other party, is required to authorize, or is otherwise required in connection with, the execution, delivery and performance of this Amendment No. 3, other than a filing of a current report on Form 8-K with the Securities and Exchange Commission in connection therewith.

6.4           All of the representations and warranties set forth in the Loan Agreement and the other Financing Agreements, each as amended hereby, are true and correct on and as of the date hereof.

6.5           Neither the execution or delivery of any of the other Black Canyon Documents, nor the consummation of the transactions contemplated by the Black Canyon Documents, nor compliance with the provisions thereof, shall result in the creation nor imposition of any lien, charge or encumbrance upon any of the Collateral as amended hereby, other than in favor of Noteholder Collateral Agent or Agent as specifically permitted herein.

6.6           On or prior to the Closing Date, the Black Canyon Credit Agreement shall have been duly authorized, issued and delivered by Operating, and the transactions contemplated thereunder shall have been performed in accordance with their terms by the respective parties thereto in all respects to the extent to be performed thereunder on or before the Closing Date, including the fulfillment (or the waiver) of all conditions precedent set forth therein.

6.7           On or prior to the Closing Date, all actions and proceedings required by the Black Canyon Documents, applicable law or regulations, including, without limitation, all Securities Laws, shall have been taken, and the transactions required thereunder shall have been (or will be when required to under the Black Canyon Documents or applicable law) duly and validly taken and consummated.

6.8           Neither the execution and delivery of any of the Black Canyon Documents nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof (a) has violated or will violate any of the Securities Laws or any other law or regulation or any order or decree of any court or governmental instrumentality in any respect, or (b) after giving effect to the consents hereunder, does or shall conflict with or result in the breach of, or constitute a default in any respect under, any indenture, mortgage, deed of trust, security agreement, agreement or instrument to which any Borrower or Guarantor is a party or by which it or any of its assets may be bound, or (c) violate any provision of the Certificate of Incorporation, By-Laws, Articles of Formation or Operating Agreement of any Borrower or Guarantor.

6.9           Borrowers shall provide written notice to Agent of the Closing Date on such date.

6.10         On the Effective Date, Agent has received true, correct and complete copies of all of the Black Canyon Documents executed as of or prior to such date, and thereafter shall receive true, correct and complete copies of all other Black Canyon Documents promptly upon the execution thereof (but in any event one (1) Business Day thereafter).

6.11         The Closing Date shall occur on or about January 15, 2005 and Borrowers and Guarantors shall have received the proceeds of the initial loans under the Black Canyon Credit Agreement on or about such date.

Section 7.               Conditions.  The effectiveness of the consents, terms and conditions contained herein shall be subject to the satisfaction of each of the following conditions, in form and substance satisfactory to Agent:

7.1           Agent shall have received a true, complete and correct copy of the Black Canyon Intercreditor Agreement, in form and substance satisfactory to Agent, as duly authorized, executed and delivered by the parties thereto;

7.2           Agent shall have received true, correct and complete copies of all of the Black Canyon Documents executed and delivered on the Effective Date, which shall be in form and substance reasonably satisfactory to Agent;

7.3           Agent shall have received evidence that all corporate and limited liability company proceedings with respect to the incurrence of the Indebtedness under the Black Canyon Documents have been taken by Borrowers, Guarantors and their Affiliates, as appropriate;

7.4           Agent shall have received, in form and substance satisfactory to Agent, from Operating, Directors’ Certificate of Shareholders and Shareholders’ Resolutions, Incumbency and Shareholder Consent evidencing the adoption and subsistence of the corporate resolutions approving the execution, delivery and performance by Operating of this Amendment No. 3 and the agreements, documents and instruments to be delivered pursuant to this Amendment including the transactions contemplated by the Black Canyon Documents;

7.5           Agent shall have received an original of this Amendment No. 3, duly authorized, executed and delivered by Borrowers and Guarantors;

7.6           Agent shall have received all consents of Lenders required for the amendments provided for herein;

7.7           the Effective Date and each of the conditions set forth above shall have occurred by no later than December 7, 2004.

Section 8.               Miscellaneous.

8.1           Effect of this Amendment. Except as modified pursuant hereto, no other changes or modifications to the Financing Agreements are intended or implied, and in all other respects, the Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the Effective Date.  The Loan Agreement and this Amendment No. 3 shall be read and construed as one agreement. To the extent of conflict between the terms of this Amendment and the other Financing Agreements, the terms of this Amendment No. 3 shall control.

8.2           Further Assurances. The parties hereto shall execute and deliver such additional documents and take such additional actions as may be necessary to effectuate the provisions and purposes of this Amendment No. 3.

8.3           Governing Law. The rights and obligations hereunder of each of the parties hereto shall be governed by and interpreted and determined in accordance with the laws of the State of New York without regard to principals of conflicts of law or other rule of law that would result in the application of the law of any jurisdiction other than the laws of the State of New York.

8.4           Binding Effect. This Amendment No. 3 shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

8.5           Counterparts. This Amendment No. 3 may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement.  In making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto.  Delivery of an executed counterpart of this Amendment No. 3 by telefacsimile shall have the same force and effect as delivery of an original executed counterpart of this Amendment No. 3.  Any party delivering an executed counterpart of this Amendment No. 3 by telefacsimile also shall deliver an original executed counterpart of this Amendment No. 3, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment No. 3 as to such party or any other party.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to be duly executed and delivered by their authorized officers as of the date and year first above written.

CONGRESS FINANCIAL CORPORATION, as Agent and as Lender

By:	/s/ Jason Searle

Title:	Assistant Vice President

BANK OF AMERICA N.A.

By:	/s/ Keith Vercauteren

Title:	Director

MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc.

By:	/s/ Michele Kovatchis

Title:	Director

THE CIT GROUP/BUSINESS CREDIT, INC.

By:	/s/ Deborah Rogut

Title:	Vice President

LASALLE RETAIL FINANCE, a division of Lasalle Business Credit, as agent for Standard Federal Bank National Association

By:	/s/ Craig G. Nutbrown

Title:	Vice President

ORIX CREDIT CORPORATION

By:	/s/ Robert Lenhardt

Title:	Director, Domestic Research

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J. CREW OPERATING CORP.

By:	/s/ Amanda J. Bokman

Title:	Chief Financial Officer

J. CREW INC.

By:	/s/ Amanda J. Bokman

Title:	Chief Financial Officer

GRACE HOLMES, INC. d/b/a J. CREW RETAIL

By:	/s/ Amanda J. Bokman

Title:	Chief Financial Officer

H.F.D. NO. 55, INC. d/b/a J. CREW FACTORY

By:	/s/ Amanda J. Bokman

Title:	Chief Financial Officer

J. CREW GROUP, INC.

By:	/s/ Amanda J. Bokman

Title:	Chief Financial Officer

J. CREW INTERNATIONAL, INC.

By:	/s/ Nicholas P. Lamberti

Title:	VP Controller

J. CREW INTERMEDIATE LLC

By:	/s/ Amanda J. Bokman

Title:	Chief Financial Officer